EXHIBIT 10.42


                       MANCHESTER BUSINESS SERVICES, INC.

                               RETAINER AGREEMENT


THIS AGREEMENT is entered into as of August 22, 1998 between Manchester Business Services, Inc. ("MBSI") and LifeRate Systems, Inc. ("Company").

1. Retention. Company hereby retains MBSI to provide the following advisory services:

      a)    Act as interim CEO; and

      b)    Oversee wind-down of operations pending sale.

MBSI does not and will not provide legal counsel. You must rely upon advice from your own legal counsel on all legal matters.

2. Term. MBSI is hereby retained by Company on a month to month basis for a period Commencing August 22, 1998 and thereafter on a monthly basis unless terminated in writing upon 30 days notice by either party. MBSI may terminate this Agreement at any time for non-payment of fees or expenses.

3.    Fees.

      a) Company shall pay a monthly fee of $10,000 payable on the effective date and on the 22nd day of each month thereafter until terminated pursuant to paragraph 2 above.

      b) Company will also reimburse MBSI for all reasonable out-of-pocket expenses wihtin ten days of the billing.

4. Cooperation. Company agrees to provide MBSI with all information and access to employees deemed reasonably necessary by MBSI to provide its services hereunder.

5.    Confidentiality.

      e) MBSI agrees to treat as confidential all proprietary information ("Information") provided by Company during the period of this Agreement and for one year thereafter and agrees that all such Information does not include information which is available to the public, already in possession of another party on a non-confidential basis or which is available on a non-confidential basis from a third party.

      f) Company agrees to keep this Agreement and any work product and advice rendered by MBSI confidential.

      g) Notwithstanding the foregoing, any party may disclose such Information if required by a court of law, or if in the opinion of such party's counsel, the party is required under the law to disclose Information.

6. Indemnification. If, in connection with any services or matters that are the subject of this Agreement, MBSI becomes involved in any capacity in any action or legal proceeding, pending

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      or threatened, Company agrees (i) to reimburse MBSI for the reasonable legal fees, disbursements of counsel and other expenses (including the cost of investigation and preparation incurred by MBSI as such fees, disbursements and other expenses are incurred; and (ii) to indemnify, defend, and hold MBSI harmless against any losses, claims, damages, or liabilities, joint or several, to which MBSI may become subject arising out of such action or legal proceeding unless such claims arise from MBSI's gross negligence or willful misconduct as determined in a judicial proceeding.

7. Survival. The provisions of this Agreement shall, where applicable, survive the expiration of the period of this Agreement, including any extensions thereof.

8. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes and cancels as of the date hereof all prior understandings, written or oral, with respect to the subject matter hereof.

9. Governing Law. This Agreement and the agreements contained herein shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without giving effect to the principles of conflicts of laws thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MANCHESTER BUSINESS SERVICES, INC.

By:  /s/ Donald C. Swenson
    -------------------------------
Its: President
    -------------------------------


LIFERATE SYSTEMS, INC.

By:  /s/ Daniel A. Pelak
    -------------------------------
Its: Board of Directors
    -------------------------------